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                    September 10, 2020

       Susan M. Ball
       Executive Vice President, Chief Financial Officer and Treasurer
       Team, Inc.
       13131 Dairy Ashford, Suite 600
       Sugar Land, Texas 77478

                                                        Re: Team, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            Form 10-Q for the
Quarter Ended March 31, 2020
                                                            Filed June 19, 2020
                                                            File No. 001-08604

       Dear Ms. Ball:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services